EXHIBIT 99.1

        CAVIT SCIENCES, INC. AND AMERICARE NUTRITIONAL DIVISION ANNOUNCE
                       ASSET PURCHASE & ROYALTY AGREEMENT
            TO COMMERCIALIZE FOOD SUPPLEMENT AND HERBAL LINE

     DELRAY BEACH, FL, FEBRUARY 14, 2007--Cavit Sciences, Inc. ("Cavit") (OTCBB:
CVIT) and Daycon Investors Associates, Inc., Americare Nutritional Division ("Americare") today announced the signing of an agreement enabling Cavit to commercialize a complete food supplement and herbal line for the enhancement of health.

     Under the Asset Purchase & Royalty Agreement, Cavit has obtained the ingredients, combinations and proprietary formulations which have beneficial effects upon certain body conditions, including, but not limited to, heart disease, cancer, diabetes, obesity, hypertension, stress, arterial buildup, cardiovascular diseases, menopausal symptoms and cholesterol.

     Cavit will introduce a full line of products to improve physical and psychological well-being, enhance the immune system, improve memory, act as antioxidants, increase energy and maintain a healthy nervous system. Cavit intends to manufacture, market, distribute and commercialize a range of supplements to act as powerful antioxidants and immune enhancers which have beneficial effects upon many serious diseases.

     Cavit has agreed to pay Americare $250,000, which includes the knowledge and expertise of Dr. Joseph P. D'Angelo in developing and commercializing new products. Americare is also entitled to receive additional payments consisting of royalties upon commercial launch of each product and on net sales.

     "We are very pleased to have completed this agreement, enabling Cavit to market a line of supplements resulting from years of research and development," said Dr. Joseph P. D'Angelo, President and Chief Executive Officer of Americare. "We're planning to offer additional products to Cavit through our continuing research and development."

     "These products will be a valuable addition to our biotechnology company," said Colm J. King, President and Chief Executive Officer of Cavit. "The Cavit team intends to make significant headway in building a supplemental nutritional market and establishing customer relationships, especially in the United States and various countries where certain ailments and conditions are more prevalent than in any other region of the world. Working together, Americare and Cavit can help meet the needs of individuals through the enhancement of health by rapidly advancing our products in these markets. We hope our products will offer valuable and beneficial options and help improve the quality and duration of life of millions of individuals throughout the world."

     Cavit Sciences, Inc. ("Cavit") is a biotechnology company engaged in developing treatments of cancer and viral infections. Additional information is available on the Company's website at: www.cavitsciences.com

     Statements   contained   herein  that  are  not  historical   fact  may  be
forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important
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factors  that  could  cause  actual  results  to differ  materially  from  those projected or suggested in any forward-looking statements made by Cavit or Americare and that could affect whether and when Americare would receive any payments or royalties under the agreement. These factors include, but are not limited to: (i) the ability of Cavit to successfully raise financing, (ii) the ability of Cavit to set up its manufacturing and distribution facilities, and
(iii) the ability of Cavit to successfully commercialize its products in certain markets. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cavit's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" for Cavit on Form 10-SB filed on October 16, 2006.

CONTACT:

Colm J. King, CEO      (561) 278-7856
Cavit Sciences, Inc.    www.cavitsciences.com